PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 76 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                            April 16, 1999
                                                                Rule 424(b)(3)
                     Morgan Stanley Dean Witter & Co.
                        MEDIUM-TERM NOTES, SERIES C
                        Senior Floating Rate Notes
                            ------------------

               We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the Maturity Date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

               The Internal Revenue Service Restructuring and Reform Act of 1998 eliminated the 18-month holding period requirement for certain individual taxpayers to qualify for the lowest tax rate for capital gain. The minimum holding period required to qualify for the lowest tax rate currently is 12 months. In addition, the effective date of the New Regulations (as defined in "United States Federal Taxation -- Backup Withholding" in the accompanying Prospectus Supplement) has been changed so that the New Regulations will apply to payments made after December 31, 1999.

Principal Amount:        $50,000,000

Maturity Date:           April 22, 2002

Interest Accrual Date:   April 22, 1999

Interest Payment Dates:  Each January 22, April 22, July 22 and October 22,
                         commencing July 22, 1999


Initial Interest Rate:   To be determined two London Banking Days prior
                         to the date of issuance

Base Rate:               LIBOR

Index Maturity:          3 Months

Spread (Plus or Minus):  Plus 0.15% per annum

Index Currency:          U.S. Dollars

Interest Payment Period: Quarterly

Specified Currency:      U.S. Dollars

Issue Price:             At variable prices

Settlement Date
  (Original Issue Date): April 22, 1999

Initial Interest Reset
  Date:                  July 22, 1999

Interest Reset Dates:    Same as Interest Payment Dates

Interest Reset Period:   Quarterly

Interest Determination
  Dates:                 Two London Banking Days prior to each
                         Interest Reset Date

Reporting Service:       Telerate (Page 3750)

Book Entry Note or
  Certificated Note:     Book Entry Note

Senior Note or
  Subordinated Note:     Senior Note

Agent:                   Morgan Stanley & Co. Incorporated

Calculation Agent:       The Chase Manhattan Bank

Minimum Denomination:    $1,000

CUSIP:                   61745ENQ0


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER